                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-44421


PROSPECTUS SUPPLEMENT

(To Prospectus dated January 30, 1998)

                                 642,232 Shares

                                K N Energy, Inc.
                                  Common Stock

                            ------------------------

     Cabot Specialty Chemicals, Inc. (the "Selling Stockholder") is offering 642,232 shares of common stock, par value $5.00 per share (the "Common Stock"), of K N Energy, Inc. (the "Company"). Such shares may be sold from time to time in ordinary brokerage transactions through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), for which a regular and customary brokerage commission will be paid by the Selling Stockholder, or to Merrill Lynch as principal for resale, in which case Merrill Lynch may receive compensation in the form of a discount. Such sales or resales may be effected on the New York Stock Exchange or any other exchange on which the Common Stock may be listed or traded or in the over-the-counter market.

     At April 3, 1998, a total of 44,687,207 shares of Common Stock were issued and outstanding. After giving effect to the sale of all 642,232 shares being offered hereby, the Selling Stockholder will own 2,347,954 shares of Common Stock (representing 5.3% of the shares outstanding as of April 3, 1998).

                            ------------------------

            The date of this Prospectus Supplement is April 8, 1998.